Exhibit 10.1
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD. CONSULTING AGREEMENT
Consulting Agreement (“Agreement”) dated as of December 5, 2021 (“Effective Date”) by and among Declan Doogan (“Consultant”) and Biohaven Pharmaceutical Holding Company Ltd., a company organized under the laws of the Territory of the British Virgin Islands
(“Biohaven”) in connection with Consultant's consulting services for Biohaven. Biohaven and Consultant are sometimes referred to collectively as the “Parties” and individually as a “Party” to this Agreement.

RECITALS

WHEREAS, Consultant has significant knowledge and experience in the commercial pharmaceutical sales and marketing, product approvals and launches, executive compensation and pharmaceutical regulatory and reporting requirement issues (the “Covered Services”); and

WHEREAS, Biohaven desires to employ Consultant to assist its drug development and pipeline management with the Covered Services (the “Project”).

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

1.Biohaven hereby engages Consultant to render services on an “as needed, as requested basis" commencing as of the date hereof for the Covered Services. The term of this Agreement shall be from the Effective Date to December 31, 2022 subject to the right of renewal and termination as set forth in paragraph 8 hereof.

2.As full and complete consideration for Consultant's services and the rights herein granted to Biohaven and provided Consultant is not in material default hereunder, Biohaven shall pay Consultant as consideration as follows:

(a)Biohaven shall pay Consultant Five Hundred Dollars ($500/hour) for each hour of consulting services rendered by Consultant pursuant to this Agreement; and

(b)Travel stipend in the amount of Four Hundred Dollars ($400) per day for travel in the United States, Bermuda, Ireland and Canada; and

(c)Consultant shall be reimbursed reasonable travel, meals and accommodation expenses actually incurred by Consultant after the prior written consent to travel by Biohaven; and

(d)To the extent Consultant, in his prior capacity as a director of Biohaven, Consultant received options to purchase common shares of Biohaven, and such options have not yet vested, it is the parties’ intent that Consultants options shall continue to vest in accordance with their initial vesting schedule during the term of Consultant’s service under this Agreement.

3.Consultant acknowledges and agrees that all of the results and products of every kind of the services heretofore and hereafter to be tendered for Biohaven, including without limitation all ideas, suggestions, titles and other material, whether in writing or not in writing, at any time heretofore or hereafter created or contributed by Consultant (“Material”) are works made for hire for Biohaven and owned by Biohaven. Accordingly, Biohaven shall be considered the author and, at all stages of completion, the sole and exclusive owner of the Material and all right, title and interest therein (“Rights”). The Rights shall include without limitation all copyrights, trademarks, patents, intellectual property, trade secrets and any and all other ownership and exploitation rights in the Material now or hereafter recognized in any and all territories and jurisdictions including, by way of illustration, the right to exploit the Material throughout the universe in perpetuity in all media, markets, languages and in any manner now known or hereafter devised. If under any applicable law the fact that the Material is a work made for hire is not effective to place authorship and ownership of the Material and all rights therein in Biohaven, then to the fullest extent allowable and for the full term of protection otherwise accorded to Consultant under such applicable laws, Consultant hereby assigns and transfers to Biohaven the Rights and, in connection therewith, any and all right, title and interest of Consultant in the Material, the Work and any other works now or hereafter created containing the Material. Notwithstanding, the foregoing, the Materials and Rights referenced above are solely related to new information and ideas that are developed by Consultant for Biohaven during the Term of the Project and do not limit in anyway the Consultant’s ownership or use of its current knowledge, ideas and abilities as long as they did not originate or were derived from the Materials and Rights without the written consent from Biohaven.

4.Consultant shall, upon request, execute, acknowledge and deliver to Biohaven any and all documents Biohaven may deem necessary to evidence the Rights and assist Biohaven in filing for any and all copyrights, trademarks, patents, intellectual property, trade secrets and any and all other ownership and exploitation rights in the Material related to the Rights.

5.Consultant hereby represents and warrants that: (a) the services provided by Consultant do not, and will not, violate any third party rights or any agreement in favor of a third party; (b) the results and products of Consultant's services and the use thereof by Biohaven do not, and will not, violate any non-disclosure or other contractual obligation of Consultant to any third party and are not the subject of any litigation or claim that might give rise to litigation; and (c) Consultant has all necessary rights, power and authority to enter this Agreement and provide the service to Biohaven.

6.Consultant shall defend, indemnify and hold harmless Biohaven and its affiliates, and its and their officers, directors, shareholders, employees and agents (each, a “Biohaven Indemnified Party”) from and against any and all claims which any Biohaven Indemnified Party may suffer or incur as a result of or which arises under, in connection with or pursuant to or is based upon any claim (a) arising from any act of Consultant or its affiliates, or its or their shareholders, officers, directors, employees or agents first occurring and only having occurred after the date hereof; (b) arising from any omission of Consultant or its affiliates, or its or their shareholders, officers, directors, employees or agents first failing to occur and only having failed to occur after the date hereof; or (c) alleging any breach by Consultant of any of its obligations, representations or warranties herein.

7.This Agreement is personal to Consultant and may not be assigned by Consultant. Any purported assignment of rights or delegation of duties by Consultant shall be deemed void from the outset. Biohaven may assign this Agreement.

8.The initial term of this Agreement shall commence on the Effective Date and continue until December 31, 2022 (the “Initial Term”) and shall thereafter automatically renew for twelve (12) month periods (each a “Renewal Term” and together with the Initial Term, the “Term”) unless terminated by either party upon at least thirty (30) days written notice prior to the Agreement anniversary date. Either party may give the other party at least thirty (30) days written notice of its intent not to enter the next Renewal Term.

9.Consultant acknowledges that Consultant may have access to and become acquainted with various trade secrets and confidential information of Biohaven which are used in connection with the business and intended business of Biohaven (individually and collectively “Confidential Information”). Consultant shall not disclose any Confidential Information, directly or indirectly, or use it in any way, except as authorized in writing in advance by Biohaven. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of Biohaven, whether prepared by Consultant or otherwise coming into the Consultant's possession, shall remain the exclusive property of Biohaven. Consultant hereby acknowledges that the Confidential Information is proprietary and a valuable asset of Biohaven. Consultant shall take all steps necessary to prevent any disclosure of the Confidential Information to any person or entities. Upon the completion of Consultant's business dealings with Biohaven, Consultant shall immediately return to Biohaven all original and duplicate copies of the Confidential Information and any related information.

10.Consultant acknowledges that he is an independent contractor and that he shall not be entitled to any benefits accorded by Biohaven to Biohaven's employees. Consultant further acknowledges that he does not have the unilateral right, power or authority to bind, contract for or on behalf of Biohaven or otherwise act on Biohaven's behalf. Consultant shall indemnify and hold harmless Biohaven in connection with any liability (including, without limitation, interest, penalties and reasonable attorneys' fees) arising in connection with any breach of this paragraph 11 or any failure to withhold taxes or other amounts from Consultant's compensation.

11.As of the Effective Date, Consultant irrevocably confirms that he has no claims (whether under common law, contract, equity, statute or otherwise and whether present, future, actual, contingent or otherwise) against Biohaven, or its directors, officers, employees or shareholders in respect of loss of office as a director of Biohaven or to any claim for compensation for arrears of pay. To the extent that any such claims may exist as of the Effective Date, Consultant irrevocably and unconditionally waives it or them and releases Biohaven and its directors, officers, employees and shareholders from any liability in respect thereof. As of the Effective Date, Biohaven also irrevocably confirms that it has no claims (whether under common law, contract, equity, statute or otherwise and whether present, future, actual, contingent or otherwise) against the Consultant. To the extent that any claims may exist as of the Effective Date, Biohaven irrevocably and unconditionally waives it or them and releases the Consultant from any liability in respect thereof.

12.This Agreement shall be governed by the internal laws of the Territory of the British Virgin Islands. This Agreement set forth the complete understanding of the parties with respect to the subject matter and may be modified only by written agreement signed by the parties.

The signature of the parties in the spaces provided below will confirm their agreement to the foregoing.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By:	/s/ Vlad Coric, M.D.
Vlad Coric, M.D. Chief Executive Officer and Director

/s/ Declan Doogan
Declan Doogan

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